UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – JUNE 27, 2012

CIG WIRELESS CORP.

(Exact name of Registrant as specified in its charter)

NEVADA	000-53677	68-0672900
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

Five Concourse Parkway, Suite 3100

Atlanta, GA 30328

(Address of principal executive offices)

(678) 332-5000

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01:     Entry into a Material Definitive Agreement.

Conversion of Liabilities to Shares of Common Stock

On June 27, 2012, CIG Wireless Corp. (the “Company”) converted an aggregate of $2,222,613 in liabilities to Company common stock at the request of two creditors of the Company.

ENEX Group Management SA (“ENEX”) converted $1,980,678 of promissory notes issued by the Company, representing principal of $1,950,000 which ENEX had loaned to the Company between August 2011 and May 2012, plus interest in the amount of $30,678.  Such loans were converted at a rate of $3.00 per share into 660,226 shares of the Company’s restricted common stock.

Following the conversion of the loans from ENEX, the Company continues to carry two promissory notes due and payable to ENEX, which were issued in connection with loans made to the Company in June of 2012, for an aggregate of $800,000, plus interest at the rate of 4% per annum.  Sebastien Koechli, a member of the Company’s Board of Directors also serves as a Director of ENEX.  Mr. Koechli did not participate in any deliberations or decisions regarding the loans received from ENEX or the conversion of ENEX loans into shares of the Company’s common stock.

As of even date with the ENEX conversions, CRG Finance AG (“CRG”) requested that $241,935 due and payable by the Company to CRG for consulting fees from June of 2011 through March 21, 2012 be converted into shares of Company common stock.  Such fees were converted at a rate of $3.00 per share into 80,645 shares of the Company’s restricted common stock.

Item 3.02:      Unregistered Sales of Equity Securities.

All of the shares of Company common stock disclosed in Item 1.01 above were issued by the Company in reliance upon the exemption from securities registration provided by Regulation S promulgated under the U.S. Securities Act of 1933, as amended.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CIG WIRELESS CORP.

By:	/s/ Paul McGinn
Name: Paul McGinn Title: President and Chief Executive Officer

Date:      July 12, 2012